Exhibit 99.2

FOR IMMEDIATE RELEASE

KMG CHEMICALS PRESIDENT & COO NEAL BUTLER PROMOTED TO CEO POSITION; DAVID HATCHER RETAINS CHAIRMAN POSITION

HOUSTON, TX — June 4, 2007— KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that Neal Butler, President and COO, has been promoted to Chief Executive Officer, effective immediately.  David Hatcher resigned as CEO, but will remain Chairman of the Board and continue to be actively involved in KMG.

Neal Butler joined KMG Chemicals in March 2004 as Chief Operating Officer, was promoted to President in February 2005, and appointed a Director in February 2007.  He will retain these positions in addition to serving as CEO.

Mr. Hatcher stated, “In 2003, the Board began developing an executive succession strategy, which was put into motion in 2004 when we brought Neal onto the team.  The succession strategy had definitive benchmarks and thresholds, and the Board has closely and regularly monitored progress.  Neal has proven to be an outstanding leader and manager of day-to-day operations, and has been very successful in increasing the Company’s efficiency and profitability.  He has been instrumental in the exceptional growth realized since he joined.  The Board has provided excellent guidance over the last six years as we have brought more depth to our talent base and implemented this succession plan.  I believe KMG can grow to $250 million in sales within the next five years, and I am confident that we have the management team in place to execute this growth.  I will maintain my position as Chairman of the Board, remain fully engaged in the strategic direction of the Company, and continue to dedicate a substantial amount of time to KMG.  This is an exciting stage for KMG, and I look forward to continuing to contribute to the Company’s development.”

Mr. Butler stated, “I appreciate the confidence in me that Dave and the Board have expressed.  I am proud to be a part of KMG’s management team, and honored to accept the position of CEO.  I am very enthusiastic about KMG’s future and the opportunity to lead the Company to a new level.  I too believe that we can achieve annual sales of $250 million within the next five years, and I am encouraged by the opportunities before us today.  I am particularly pleased that Dave will remain actively engaged in KMG’s growth strategy.  He will specifically be working with a unique approach to develop acquisition opportunities within the chemical industry, providing structured proposals for product lines or businesses in a proactive format.  He provides tremendous experience and talent, and will be instrumental in KMG’s ongoing success.”

KMG News Release

Before joining KMG, Mr. Butler was President and CEO of Naturize BioSciences, which specialized in biological treatments for the turf, crop and plant care markets.  Earlier, he held various senior management positions with Zeneca Agrochemicals and ISK Biosciences.  He began his career with Diamond Shamrock and later Fermenta ASC.  Mr. Butler has a BS in Biology from Auburn University.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the Company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com

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